Exhibit 12



                   GTE NORTHWEST INCORPORATED

         STATEMENT OF RATIO OF EARNINGS TO FIXED CHARGES

                     (Thousands of Dollars)




                                         Years Ended December 31

                          1993(a)       1993   1992   1991  1990
1989
                          _______       ____   ____   ____  ____
____

Net earnings available for fixed charges:
 Income from continuing operations (b)$106,174$14,330$126,780$1
09,171                $122,316$115,756
 Add - Income taxes     62,095 5,581 66,586 44,106 42,73851,805
     - Fixed charges    61,95561,955 58,319 64,067 51,37247,124
                       _________________________________________

Adjusted earnings:    $230,224$81,866$251,685$217,344$216,426$2
14,685


Fixed charges:
 Interest expense      $58,185$58,185$54,352$59,867$48,140$44,433
 Portion of rent expense
   representing interest 3,770 3,770  3,967  4,200  3,232 2,691
                        ____________ ______ ______ ____________

Adjusted fixed charges:$61,955$61,955$58,319$64,067$51,372$47,124



RATIO OF EARNINGS TO FIXED CHARGES:     3.72   1.32    4.32 3.39
4.21                       4.56



____________

(a) Excludes increased operating expenses related to a one-time restructuring charge for the implementation of a re-engineering plan, the adoption, effective January 1, 1993, of Statement of Financial Accounting Standards (SFAS) No. 106 "Employers' Accounting for Postretirement Benefits Other than Pensions" on a delayed recognition basis and a one-time charge associated with enhanced early retirement and voluntary separation programs completed during the second quarter of 1993.

(b) Includes allowance for funds used during construction
(credits).

















NW:S-3:121